UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report: March 16, 2007
(Date of earliest event reported)
AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	000-5734	34-0907152

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2255 Glades Road, Suite 301E, Boca Raton, Florida	33431

(Address of principal executive offices)	(ZIP Code)
Registrant’s telephone number, including area code: (561) 999-8700
N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On March 16, 2007, Agilysys, Inc. (the “Company”) entered into the Second Amendment Agreement (the “Second Amendment”) to its Credit Agreement, which is dated October 18, 2005. The Credit Agreement provides for loans and letters of credit aggregating to $200 million, including a $20 million sub-facility for letters of credit issued by LaSalle Bank National Association or one of its affiliates and a $20 million sub-facility for swingline loans, which are short-term loans generally used for working capital requirements. A copy of the Credit Agreement was filed with the Securities and Exchange Commission on Form 8-K dated October 21, 2005.
The Second Amendment modified the terms of the Credit Agreement to allow for, among other things, the sale of the assets and operations of the Company’s KeyLink Systems distribution business. Additionally, the Second Amendment replaced, revised, and added certain definitions in the Credit Agreement, including those impacting particular affirmative, negative, and financial covenants of the Credit Agreement. Under the Second Amendment, the Company is required to comply with the leverage ratio, fixed charge coverage ratio and consolidated net worth financial covenants beginning with the period ended December 31, 2007, subject to certain events and conditions that may accelerate the compliance requirement. The Company is also required to maintain available cash liquidity of at least $100 million until the effective date of the financial covenants discussed above.
The description of the Second Amendment set forth in this Item 2.03 is not complete and is qualified in its entirety by reference to the full text of the Second Amendment filed as Exhibit 10.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
10.1	Second Amendment Agreement among Agilysys, Inc., the Borrowers party thereto, the Lenders party thereto, and LaSalle Bank National Association, as Administrative Agent, dated as of March 16, 2007.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILYSYS, INC.
By:	/s/ Martin F. Ellis
Martin F. Ellis
Executive Vice President, Treasurer and Chief Financial Officer

Date: March 21, 2007

Exhibit Index

Exhibit Number	Description

10.1	Second Amendment Agreement among Agilysys, Inc., the Borrowers party thereto, the Lenders party thereto, and LaSalle Bank National Association, as Administrative Agent, dated as of March 16, 2007.